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                                                               EXHIBIT 4.06
                                                               ------------


                  ALLONGE TO PRUDENTIAL PROMISSORY NOTE

        THIS ALLONGE is attached to, made a part of and amends that certain promissory note, No. R-1, dated September 17, 1991, entitled "NASHUA CORPORATION 9.17% SENIOR NOTE DUE March 20, 2001" (the "Note"), in the principal amount of $20,000,000 made by NASHUA CORPORATION, a Delaware corporation (the "Company") to The Prudential Insurance Company of America ("Prudential").

                                 WITNESSETH:

        WHEREAS, the Company and Prudential desire to amend the interest rate of the Note appearing in the heading and the first paragraph thereof:

        NOW, THEREFORE, the Companies agree that:

        (1) the heading and first sentence of the Note are each hereby amended by deleting the reference to "9.17%" in the heading and clause (a) of the first sentence thereof, and substituting a reference to "9.67%"; and

        (2) the first sentence of the Note is hereby further amended by deleting the reference to "11.17%" in the nineteenth line thereof, and substituting a reference to "11.67%".

        IN WITNESS WHEREOF, the Company has caused this Allonge to be executed and delivered effective the 31st day of December, 1994, by an officer thereunto validly authorized, and Prudential has accepted this Allonge and caused the same to be attached to and become a part of the Note.

                                        NASHUA CORPORATION

        Suzane L. Ansara
Attest:_____________________________


By: /s/ Daniel M. Junius
    ---------------------
Name:  Daniel M. Junius                 Name:
Title:   Treasurer                      Title:


Accepted effective the
31st day of December, 1994.


THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

    Kevin Kraska
By:________________________
Title:  Second Vice President